EXHIBIT 10.17
                                Form of Agreement

                               Stanley Wunderlich


October 15, 2005

Norbert Sporns
CEO
HQ Sustainable Maritime Industries, Inc.
7305 Marie-Victorin
Suite 100
Brossard Quebec,
Canada
J4W 1A6

Dear Mr. Sporns,

This Agreement, dated as of October 15, 2005 is entered into by and between HQ Sustainable Maritime Industries, Inc. ("The Company") with offices located at 7305 Marie-Victorin Suite 100 Brossard, Quebec Canada J4W 1A6 and Stanley Wunderlich . (the "Consultant").

                                    RECITALS

Whereas,  the Consultant has experience in the investment  banking and financial
services   business,   investor   relations,   public  relations  and  corporate
development activities,

Whereas, the Consultant desires to provide the financial advisory services (the "Services") set forth in Section 3 hereof to the Company and the Company desires to retain the consultant to provide the Services to the Company.

NOW THEREFORE, in consideration of the premises and the mutual convenants and agreement hereinafter set forth, the parties hereto covenant and agree as follows:

1. Retention. The Company hereby retains the Consultant, and the Consultant agrees to be retained by the Company, to perform the Services as a Consultant to the Company on the terms and conditions set forth herein. The parties agree that the Consultant shall be retained by the Company as an independent contractor on a consulting basis and not as an employee of the Company.

2. Term. The term of this Agreement shall commence on the date hereof and shall end on December 31, 2006, unless terminated earlier pursuant to Section 6 hereof.

3. Duties of Consultant. During the term of this Agreement Consultant shall provide the Company with such regular and customary consulting advice as is reasonably requested by the Company, within the scope of the services enumerated below. It is understood and acknowledged by the parties that the value of Consultant's advice is not readily quantifiable, and that Consultant shall be obligated to render advice upon the request of the Company, in good faith, but not be obligated to spend any specific amount of time in so doing. In addition the annexed document describing the "China Program" will be considered the core essential services to be provided.

4. Compensation. In consideration for the services rendered by Consultant to the Company pursuant to this Agreement, the Company shall pay to the Consultant $3,000.00 upon the signing of this agreement (October 15th thru November 30th), and $2,000.00 by the tenth of December and for each successive month during the term of this Agreement. This fee will include all regular, ongoing routine out of pocket expenses, including communications,(except press releases) mailings, fax broadcasts, etc. Unusual special requests would be, approved in advance, and paid for by the company i.e. trip to China. The company agrees to issue freely tradable shares in accordance with attached annexed schedule.

5. Confidentiality. Consultant acknowledges that as a consequence of its relationship with the Company, it has been and will continue to be given access to ideas, trade secrets, methods, customer information, business plans and other confidential and proprietary information of the Company (collectively,
"Confidential Information"). Consultant agrees that it shall maintain in confidence, and shall not disclose directly or indirectly, to any third parties or use for any purposes (other than the performance hereof), any Confidential Information for the term of this Agreement and a period of seven years thereafter, unless previously approved by the Company in writing. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Section 5 are not performed by the Consultant in accordance with their specific terms or are otherwise breached by the Consultant. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this section 5 and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction in addition to any other remedy to which they are entitled at law or in equity.

6. Termination: This agreement shall terminate upon the earlier of:
         i)       Expiration of the term of the agreement; or
         ii)      Thirty (30) days written notice by either party

7. Compliance with Law. The Consultant agrees that in performing this Agreement that the Consultant shall comply with the applicable provisions of the Securities Act of 1933, as amended. The applicable rules and regulations of the National Association of Securities Dealers, Inc. and any other applicable federal, state or foreign laws, rules and regulations.

8. Indemnity. The Consultant shall indemnify the Company, its directors, officers, stockholders, representatives, agents and affiliates (collectively, the "Affiliated Parties") from and against any and all losses, damages, fines, fees, penalties, deficiencies, expenses, including expenses of investigation, court costs and fees and expenses of attorneys, which the Company of its Affiliated Parties may sustain at any time resulting from, arising out of or relating to the breach or failure to comply with any of the covenants or agreements of the Consultant or its Affiliated Parties contained in this Agreement.

9. Notices. Notices, other communications or deliveries required or permitted under this Agreement shall be in writing delivered by hand against receipt, certified mail return receipt, or reputable overnight courier to the addresses set forth below or to such address as a party may designate in accordance with this paragraph and shall be effective upon the earlier of:

I) actual receipt
ii)three (3) calendar days if sent by certified mail; or one (1) day if sent by overnight courier.


A.   To the Company at: 7305 Marie-Victorin
     Suite 100
     Brossard, Quebec
     Canada  J4W 1A6

Att: Norbert Sporns
     CEO/President

B.   To the Consultant at:
     800 Second Avenue, 5th floor
     New York, NY 10017

10. Applicable Law. This agreement shall be governed by the internal laws of the State of New York without regard to its conflict of law provisions.

If the foregoing sets forth your understanding of our agreement, kindly indicated your agreement by signing on the space provided below.

                                                     Very truly yours





                                                     By:________________________
                                                        Stanley Wunderlich

Agreed and Accepted by:


By: _____________________
Name: Norbert Sporns, CEO